For  Immediate  Release

Contact:  Dermot  O'Grady
          MathSoft,  Inc.
          (617) 577-1017 x 821


                           MATHSOFT ANNOUNCES NEW CFO

CAMBRIDGE, Mass., May 18, 2000--MathSoft, Inc. (Nasdaq:MATH) today announced the appointment and promotion of Dermot O'Grady as Vice President of Finance and Administration, Chief Financial Officer and Treasurer. O'Grady will also serve in these same capacities for FreeScholarships.com, MathSoft's new Internet venture.

O'Grady joined MathSoft as Corporate Controller in January 2000. From 1991 to 1999, Mr. O'Grady held senior financial positions in both the healthcare and high tech industries. The most recent position, prior to joining MathSoft, was Chief Financial Officer of InLight, Inc, a venture- backed interactive multimedia patient education software company in Evanston, Illinois. From 1987 to 1991, he was a certified public accountant with the firm now known as PricewaterhouseCoopers.

O'Grady succeeds Robert Orlando who, after over eight years with MathSoft, has left to become Chief Financial Officer of Virtual Ink, Corp., a Boston based, venture funded Internet appliance company.

About  MathSoft,  Inc  and  FreeScholarships.com,  Inc

Founded in 1984, MathSoft is a leading provider of technical calculation and analytical software for business and academia. The company has more than one and a half million users of its Mathcad(R), StudyWorks(R), S-PLUS(R), StatServer(R) and Axum(R) software worldwide. Users include professionals worldwide at more than 90% of the Fortune 1,000 companies and over 500 government installations, and students and faculty at over 2,000 colleges and universities. FreeScholarships.com, Inc. (www.freescholarships.com) helps families and students meet the rising costs of education by awarding money for school. Axum, S-Plus, StatServer, StudyWorks and Mathcad are registered trademarks, and FreeScholarships.com and the MathSoft logo are trademarks of MathSoft, Inc.

(C)   2000  MathSoft  Inc.  All  rights  reserved.